Exhibit 107
Calculation of Filing Fee Tables

Form S-3
(Form Type)

Salarius Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457(o)	-	-	-	-	-
	Equity	Preferred Stock, $0.0001 par value per share	457(o)	-	-	-	-	-
	Debt	Debt securities	457(o)	-	-	-	-	-
	Other	Warrants	457(o)	-	-	-	-	-
	Other	Units	457(o)	-	-	-	-	-
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf (1)	457(o)	-	-	$50,000,000.00	0.0000927	$4,635.00
	Total Offering Amounts					$50,000,000.00		$4,635.00
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$4,635.00

(1)Salarius Pharmaceuticals, Inc., or the registrant, is registering under this registration statement such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities, and such indeterminate number of units as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $50,000,000. If the registrant issues any debt securities at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount at maturity as shall result in an aggregate offering price not to exceed $50,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The registrant may sell any securities the registrant is registering under this registration statement separately or as units with one or more of the other securities the registrant is registering under this registration statement. The registrant will determine, from time to time, the proposed maximum offering price per unit in connection with its issuance of the securities the registrant is registering under this registration statement. The securities the registrant is registering under this registration statement also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as the registrant may issue upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any of such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares the registrant is registering under this registration statement include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares the registrant is registering as a result of stock splits, stock dividends or similar transactions..

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(2)The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3.
(3)Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.

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